Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and among UAL CORPORATION (to be re-named UNITED CONTINENTAL HOLDINGS, INC.), a Delaware corporation (the “Company”), CONTINENTAL AIRLINES, INC., a Delaware corporation (“Continental”), UNITED AIR LINES, INC., a Delaware corporation (“United”) (the Company, Continental and United are hereinafter collectively referred to as the “Employers”), and JEFFERY A. SMISEK (“Executive”), and is dated and effective as of the date (the “Effective Date”) on which occurs the Closing, as such term is defined in that certain Agreement and Plan of Merger (“Merger Agreement”) among the Company, Continental and JT Merger Sub Inc. dated as of May 2, 2010.

W I T N E S S E T H:

WHEREAS, Continental and Executive are parties to that certain Employment Agreement (as amended, the “Existing Agreement”) dated as of October 15, 2007, as amended by that certain Compensation Reduction Agreement between Continental and Executive dated May 30, 2008 (the “2008 Reduction Letter Agreement”), that certain Letter Agreement between Continental and Executive dated September 30, 2009, and that certain Compensation Reduction Letter Agreement between Continental and Executive dated January 4, 2010 (the “2010 Reduction Agreement”) (the 2008 Reduction Agreement and 2010 Reduction Agreement being referred to herein collectively as the “Existing Compensation Reduction Agreements”); and

WHEREAS, Continental and Executive are parties to that certain Confidentiality and Non-Competition Agreement between Continental and Executive dated as of April 23, 2009 (the “Confidentiality and Non-Competition Agreement”).

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Employers and Executive desire to enter into this Agreement to replace and supersede the Existing Agreement in its entirety, except as otherwise provided herein, effective as of the Effective Date; and

WHEREAS, both the Human Resources Committee of the Board of Directors of Continental and the Human Resources Subcommittee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), in each case as in effect immediately prior to the Effective Date, have reviewed and approved the terms and conditions of Executive’s employment with the Employers, and the Compensation Committee has authorized the execution, delivery and performance by the Employers of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Employers and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. The Employers agree to employ Executive and Executive agrees to be employed by the Employers, beginning as of the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For the sake of clarity, in the event the Closing does not occur, this Agreement shall be null and void and of no further force and effect.

1.2 Positions and Authority. Executive shall serve in the positions of President and Chief Executive Officer of the Company, or in such other positions as the parties may agree. The Company shall appoint Executive as a member of the Board as of the Effective Date and, for the full term of Executive’s employment hereunder, cause Executive to be nominated for election as a member of the Board and use its best efforts to secure such election. Executive shall be appointed Chairman of the Board effective upon the later to occur of (a) the date which is the second anniversary of the Closing, or (b) January 1, 2013; provided that if Glenn F. Tilton ceases to serve as non-Executive Chairman of the Board prior to such date, then Executive shall be appointed Chairman of the Board on the date on which Glenn F. Tilton ceases to serve as non-Executive Chairman of the Board. Executive agrees to relinquish his position as Chairman of the Board upon the Board’s written request if such relinquishment would be required by the rules of the exchange(s) on which the Company’s stock is then listed, or by other applicable law.

Except as may be otherwise agreed to by Executive, Executive shall also serve as Chief Executive Officer, Chairman of the board of directors and President of each airline operating subsidiary of the Company (collectively, the “Airline Operating Subsidiaries”), and as Chairman of the board of directors of Mileage Plus Holdings, LLC, a subsidiary of the Company. Executive shall cease to serve as President of the Company and the Airline Operating Subsidiaries when an individual other than Executive is appointed by the Board to serve in such capacity (the “New President”). The Company agrees to consult in good faith with Executive prior to appointing the New President. The New President shall report directly to Executive.

Without limiting the general authority associated with the positions described in this paragraph 1.2, neither the Board nor any committee thereof may (i) terminate the employment of any officer who directly reports to Executive (a “Direct Report”) without having consulted in good faith with Executive in advance regarding such termination or (ii) appoint a replacement to any such Direct Report without having consulted in good faith with Executive in advance regarding such replacement; provided, that the foregoing clause (i) shall not apply if such termination would constitute a termination for “cause,” as such term is defined in the applicable Direct Report’s employment agreement or applicable employment or human resources policy maintained by the Company as of the date of such termination.

Neither the Board nor any other officer or representative of the Company shall assign to Executive any duties materially inconsistent with the duties associated with the positions described in this paragraph 1.2. The Company shall not permit the occurrence of acts or conduct on the part of the Company, the Board, or the Company’s officers, representatives or stockholders which prevent Executive from, or substantively hinder Executive in, performing his duties or responsibilities pursuant to this Agreement.

1.3 Duties and Services. Executive agrees to serve in the officer positions referred to in paragraph 1.2 and, if elected, as a director of the Company, and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of the Company in effect on the Effective Date, as well as such additional duties and services appropriate to such offices that the parties may agree upon from time to time.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Employers agree to employ Executive for the period beginning on the Effective Date and continuing for three (3) years thereafter (the “Initial Term”). Said term of employment shall be extended automatically for successive one-year periods as of the last day of the Initial Term and each anniversary thereof (the “Extended Term”); provided, however, that if, prior to the date which is six months before the last day of the Initial Term or Extended Term, as applicable, the Company or the Executive shall give written notice to the other that no such automatic extension shall occur, then Executive’s employment shall terminate on the last day of the Initial Term or Extended Term, as applicable, determined as of the date on which such notice is given.

2.2 The Employers’ Right to Terminate. Notwithstanding the provisions of paragraph 2.1, the Company, acting pursuant to an express resolution of the Board and on behalf of Continental and United, shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i) upon Executive’s death;

(ii) upon Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

(iii) if, in carrying out his duties hereunder, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in material economic harm to the Company, which neglect or misconduct, if remediable, remains unremedied for 30 days following written notice of such by the Company to Executive;

(iv) upon the conviction or plea of nolo contendre of Executive for a felony or any crime involving moral turpitude;

(v) upon Executive committing an act of deceit or fraud intended to result in personal and unauthorized enrichment of Executive at the Company’s expense;

(vi) upon Executive’s material breach of a material obligation of Executive under this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by the Company to Executive; or

(vii) for any other reason whatsoever, in the sole discretion of the Board.

For purposes of this Agreement, if Executive’s employment is terminated by the Company pursuant to clauses (iii), (iv), (v) or (vi) above, then such termination shall be for “Cause,” and if Executive’s employment is terminated by the Company pursuant to clause (vii) above, then such termination shall be “without Cause.”

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

(i) a material diminution in Executive’s authority, duties, or responsibilities from those applicable to him as of the Effective Date;

(ii) a material change in the geographic location at which Executive must perform services, which for purposes of this Agreement shall mean the Employers requiring Executive to be permanently based in a location that is more than 50 miles outside the city limits of both Houston, Texas and Chicago, Illinois;

(iii) a diminution in Executive’s base salary, except as permitted by paragraph 3.1;

(iv) the failure to appoint Executive as Chairman of the Board in accordance with paragraph 1.2 or removal of Executive from such position (other than as permitted by paragraph 1.2);

(v) expiration of the Initial Term or the Extended Term by reason of a notice of non-renewal of this Agreement given by the Company pursuant to paragraph 2.1; or

(vi) a material breach by the Employers of any provision of this Agreement (including, without limitation, paragraphs 1.2, 3.2, or 3.8 of this Agreement);

(vii) for any other reason whatsoever, in the sole discretion of Executive.

For purposes of this Agreement, Executive’s employment by the Employers will be considered to have been terminated by Executive for “Good Reason” if such termination of employment is by Executive for a reason encompassed by paragraphs 2.3(i), (ii), (iii), (iv), (v) or (vi). Further, notwithstanding the foregoing provisions of this paragraph 2.3 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) the condition described in paragraphs 2.3(i), (ii), (iii), (iv), (v) or (vi) giving rise to Executive’s termination of employment must have arisen without Executive’s written consent; (2) Executive must provide written notice to the Company of such condition in accordance with paragraph 5.2 within 90 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (4) the date of Executive’s termination of employment must occur within two years after the initial existence of the condition specified in such notice.

2.4 Notice of Termination. If the Employers or Executive desire to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, the Company, on behalf of itself, Continental and United, or the Executive shall do so by giving written notice to the other in accordance with paragraph 5.2 that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

2.5 Certain Determinations under Section 409A of the Internal Revenue Code. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Employers when Executive incurs a “separation from service” with the Employers within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance issued thereunder; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 20% (or 49% if Executive will no longer serve as an officer of the Employers) of the average level of bona fide services provided to the Employers in the immediately preceding 36 months. Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) provided such determination is in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to $975,000. Such base salary shall be subject to annual review by the Compensation Committee and may be increased but not decreased from time to time by the Compensation Committee in its sole discretion; provided, that Executive’s base salary may be decreased as part of an across-the-board reduction in base salaries of all executives of the Employers so long as the percentage reduction in Executive’s base salary is not greater than the percentage reduction applicable to other executives. Executive’s annual base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than semi-monthly.

The waiver of base salary agreed to by Executive in the Existing Compensation Reduction Agreements shall cease to be effective, as of the Effective Date, with regard to base salary for the calendar year 2011 and for all calendar years following 2011. Executive shall be entitled to receive accrued but unpaid salary under the Existing Agreement in accordance with the terms of the 2010 Reduction Agreement if Continental achieves a profit (as defined in the 2010 Reduction Agreement) for the 2010 calendar year.

3.2 Bonuses; Integration Award; Incentive Grants.

(a) Annual Cash Bonus Programs. Executive shall participate in each annual cash bonus program maintained for senior management of the Company on and after the Effective Date. Executive shall be eligible for an annual cash bonus equal to a percentage of his annual base salary, based on achievement of applicable performance goals determined by the Compensation Committee. The target amount of Executive’s bonus shall be 150% of base salary. Executive’s bonus may range between 75% and 200% of base salary, depending on achievement of entry, target and stretch goals, with zero to be earned if performance falls below entry goals. Executive’s annual bonus, if payable, shall be paid no later than March 15 of the year following the end of the applicable performance period, provided that Executive remains employed by the Employers as of such payment date, except as otherwise provided in Article 4 below.

The waiver of annual bonus agreed to by Executive in the Existing Compensation Reduction Agreements shall cease to be effective with regard to the annual bonus for the performance period ending in 2011 and for all calendar years following 2011. Executive shall be entitled to an annual bonus for 2010 in accordance with the terms of the 2010 Reduction Agreement if Continental achieves a profit (as defined in the 2010 Reduction Agreement) for the 2010 calendar year; provided, however that Executive agrees that such 2010 annual bonus shall be calculated without regard to any change in Executive’s base salary on or after the Effective Date.

(b) Integration Award. As soon as reasonably practicable following the Effective Date, the Compensation Committee shall grant to the Executive a special integration award (the “Integration Award”) with a target value of $4,000,000, based on achievement of integration goals as determined by the Compensation Committee; provided that, except as otherwise provided in Article 4 below, Executive remains employed by the Employers as of the payment date of such award. Except as provided in this Agreement, the terms of the Integration Award shall be consistent with the terms of the integration awards made to other senior executives of the Company.

(c) Long-Term Incentive Grants.

(i) Annual Grants. No later than February 28, 2011, the Compensation Committee shall grant to Executive a long-term incentive award with a grant date value (at target) of not less than $8,400,000. Thereafter during the period of this Agreement, (A) Executive shall participate in each long-term incentive program maintained for senior management of the Company at a level which is not less than the highest participation level made available to any other senior Company executive and (B) it is the Employers’ intention to provide to Executive, on an annual basis, a long-term incentive award the grant date value of which (at target), when combined with Executive’s base salary and target annual bonus, provides Executive with annualized total compensation at least at the 50% percentile of the range of annualized total compensation provided by the Company’s peer group companies (as determined by the Compensation Committee with respect to its analysis of competitiveness of annualized total compensation provided to the Company’s senior officers) to their respective chief executive officers. (The grants referred to in this subparagraph (i) are hereinafter collectively referred to as the “Annual Grants”). Except as otherwise provided in this Agreement, the terms of the Annual Grants to Executive shall be consistent with the terms of long-term incentive grants made to other senior executives of the Company, it being understood that a greater portion of the Annual Grants to Executive may be performance-based when compared to grants made to other senior executives of the Company.

(ii) Pre-Closing Long-Term Incentive Grants. Except as otherwise provided herein, long-term incentive grants made to Executive by Continental which are outstanding immediately prior to the Effective Date shall be subject to the terms of the applicable plan, program and/or grant agreement under which the awards were granted, as modified by the terms of the Merger Agreement. Notwithstanding the foregoing, Executive hereby waives the accelerated vesting and payment of Executive’s restricted stock unit and other long-term incentive awards granted under Continental’s Incentive Plan 2000 or Incentive Plan 2010 and applicable programs thereunder (collectively, “Pre-Merger Awards”) which would otherwise occur by reason of Executive’s eligibility for retirement under the terms of such awards. For purposes of clarification, it is understood that (a) the vesting of the Pre-Merger Awards shall be subject to Executive’s continued employment with the Employers to the date on which the Pre-Merger Awards would otherwise vest absent Executive’s retirement eligibility; provided, however, that the Pre-Merger Awards shall be subject to accelerated vesting and payment upon termination of Executive’s employment pursuant to paragraph 2.2(i) or 2.2(ii) of this Agreement, or without Cause or for Good Reason (as such terms are defined in paragraphs 2.2 and 2.3, respectively, of this Agreement), (b) satisfaction of performance-based conditions relating to the transactions contemplated by the Merger Agreement is not being waived by Executive and such conditions shall be deemed achieved in accordance with the terms of the plans, programs and grant agreements applicable to the Pre-Merger Awards and (c) with respect to those long-term incentive grants constituting part of the Pre-Merger Awards the payment of which is determined, in whole or in part, by a grantee’s salary at the end of the performance period, Executive acknowledges and agrees that payment will instead be based on Executive’s base salary as in effect immediately prior to the Effective Date.

3.3 Life Insurance. During the period of this Agreement, the Employers shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than the Termination Payment (as such term is defined in paragraph 4.7(x)). Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in an amount equal to such Termination Payment, and may transfer ownership of such policy or policies (and any rights of Executive under this paragraph 3.3) to any life insurance trust, family trust or other similar trust. To the extent that the Employers’ purchase of, or payment of premiums with respect to, such policy or policies results in compensation income to Executive, the Employers shall pay to Executive on or as soon as practicable following the day on which the tax with respect to such income is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted) an additional payment (the “Policy Payment”) in an amount such that after payment by Executive of all taxes imposed on Executive with respect to the Policy Payment, Executive retains an amount of the Policy Payment equal to the taxes imposed upon Executive with respect to such purchase or the payment of such premiums. If for any reason the Employers fail to maintain the full amount of life insurance coverage required pursuant to the preceding provisions of this paragraph 3.3, the Employers shall, in the event of the death of Executive while employed by the Employers, pay Executive’s designated beneficiary or beneficiaries within 30 days after the date of Executive’s death an amount equal to the sum of (1) the difference between such Termination Payment and any death benefit payable to Executive’s designated beneficiary or beneficiaries under the policy or policies maintained by the Employers and (2) such additional amount as shall be required to hold Executive’s estate, heirs, and such beneficiary or beneficiaries harmless from any additional tax liability resulting from the failure by the Employers to maintain the full amount of such required coverage.

3.4 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits at the maximum level available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

3.5 Supplemental Executive Retirement Plan.

(i) Base Benefit. The Employers agree to pay Executive the deferred compensation benefits set forth in this paragraph 3.5 as a supplemental retirement plan (the “Plan”). The base retirement benefit under the Plan (the “Base Benefit”) shall be an annual amount (that is payable as a monthly straight life annuity) equal to the product of (a) 2.5% times (b) the number of Executive’s credited years of service (as defined below) under the Plan (but not in excess of 30 years) times (c) the Executive’s final average compensation (as defined below). For purposes hereof, Executive’s credited years of service under the Plan shall be equal to the sum of (1) the number of years (including partial years), beginning January 1, 1995 and ending December 31, 2010, of Executive’s employment with the Employers (which shall include all credited years of service with Continental), calculated as set forth in the Continental Retirement Plan (the “CARP”) with respect to credited service (“Actual Years of Service”), and (2) an additional two years of service for each one year of service credited to Executive pursuant to clause (1) of this sentence for the period beginning on January 1, 2000 and ending on December 31, 2004. For purposes hereof, Executive’s final average compensation shall be equal to the greater of (A) $720,000 or (B) the average of the five highest annual cash compensation amounts paid to Executive by Continental and/or the Company during the consecutive ten calendar years through and including calendar year 2010. For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of Continental or the Company), but shall exclude (i) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Continental and Executive dated as of April 14, 1998, (ii) any Termination Payment paid to Executive under this Agreement, (iii) any payments received by Executive under Continental’s Officer Retention and Incentive Award Program, (iv) any proceeds to Executive from any awards under any option, stock incentive or similar plan of Continental or the Company (including RSUs awarded under Continental’s Incentive Plan 2000, Incentive Plan 2010 or any plans or programs thereunder), and (v) any cash bonus paid under a long term incentive plan or program adopted by Continental or the Company. Executive shall be vested immediately with respect to benefits due under the Plan.

(ii) Offset for CARP or Other Benefit. Any provisions of the Plan to the contrary notwithstanding, the Base Benefit shall be reduced by the actuarial equivalent (as defined below) of the pension benefit, if any, paid or payable to Executive from the CARP or from any other defined benefit nonqualified supplemental retirement plan provided to Executive by Continental or the Company. In making such reduction, the Base Benefit and the benefit paid or payable under the CARP or any such other defined benefit nonqualified supplemental retirement plan shall be determined under the provisions of each plan as if payable in the form of a monthly straight life annuity beginning on the Retirement Date (as defined below). The net benefit payable under this Plan shall then be actuarially adjusted based on the actuarial assumptions set forth in paragraph 3.5(vii) for the actual time of payment.

(iii) Normal Retirement Benefits. Executive’s benefit under the Plan shall be paid only in a lump sum payment in an amount that is the actuarial equivalent, based on the actuarial assumptions set forth in paragraph 3.5(vii), of the Base Benefit for the life of Executive paying equal monthly installments beginning on the Retirement Date (the “Normal Retirement Benefit”). The portion of the Normal Retirement Benefit equal to the Grandfathered Benefit shall be paid to Executive on or within 10 business days following the Retirement Date. The portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit shall be paid to Executive on or within 10 business days following the Retirement Date or, if later and if required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, on or within five business days after the Section 409A Payment Date. If the Section 409A Payment Date is after the Retirement Date, then payment of the portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit (with interest on such portion of the benefit from the Retirement Date to the actual date of payment at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii)) shall be paid by the Employers to Executive (or, in the event of Executive’s death, Executive’s Beneficiary) not earlier than but as soon as practicable on, and in any event within five business days after, the Section 409A Payment Date. For purposes hereof: (a) “Beneficiary” is defined as (1) Executive’s surviving spouse, if Executive is married on the date of Executive’s death, or (2) Executive’s estate, if Executive is not married on the date of Executive’s death; (b) “Grandfathered Benefit” is defined in paragraph 3.5(ix); (c) “Retirement Date” is defined as the first day of the month coincident with or next following the later of (1) the date on which Executive attains (or in the event of Executive’s earlier death, would have attained) age 60 or (2) the date of Executive’s retirement from employment with the Employers; and (d) “Section 409A Payment Date” is defined as the earlier of (1) the date of Executive’s death or (2) the date which is six months after the date of termination of Executive’s employment with the Employers.

(iv) Early Retirement Benefits. As of the Effective Date, Executive is eligible to retire and receive an Early Retirement Benefit (as defined below). Accordingly, notwithstanding the provisions of paragraph 3.5(iii), if Executive’s employment with the Employers is terminated prior to the Retirement Date, for a reason other than death, then the Employers shall pay Executive the Normal Retirement Benefit on or within 10 business days following the first day of the month coinciding with or next following Executive’s termination of employment (the “Earliest ERB Payment Date”) or, if required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, the Employers shall pay Executive the portion of the Normal Retirement Benefit equal to the Grandfathered Benefit on or within 10 business days following the Earliest ERB Payment Date and the Employers shall pay Executive the portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit on or within five business days after the Section 409A Payment Date (an “Early Retirement Benefit”); provided, however, that the amount of the benefit shall be reduced to the extent necessary to cause the value of such Early Retirement Benefit (determined as if payment would be made on the Earliest ERB Payment Date) to be the actuarial equivalent of the value of the Normal Retirement Benefit (based on the actuarial assumptions set forth in paragraph 3.5(vii) and adjusted for such time of payment). If payment of the portion of the Early Retirement Benefit in excess of the Grandfathered Benefit must be delayed beyond the Earliest ERB Payment Date to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code as provided in the preceding sentence, then payment of such portion of the Early Retirement Benefit (with interest on such portion of the benefit from the Earliest ERB Payment Date to the actual date of payment at the Aa Corporate Bond Rate) shall be paid by the Employers to Executive (or, in the event of Executive’s death after the Earliest ERB Payment Date, Executive’s Beneficiary) not earlier than but as soon as practicable on, and in any event within five business days after, the Section 409A Payment Date.

(v) Death Benefit. Except (a) as provided in paragraph 3.5(iii) with respect to the portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit if the Section 409A Payment Date is after the Retirement Date, (b) as provided in paragraph 3.5(iv) if the payment of the portion of the Early Retirement Benefit in excess of the Grandfathered Benefit must be delayed beyond the Earliest ERB Payment Date to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, and (c) as provided in the remaining provisions of this paragraph 3.5(v), no benefits shall be paid under the Plan if Executive dies prior to the date Executive’s benefit is paid pursuant to paragraphs 3.5(iii) or 3.5(iv), as applicable. In the event of Executive’s death prior to payment of Executive’s benefit pursuant to paragraphs 3.5(iii) or 3.5(iv) (other than under the circumstances and with respect to the portion of the benefit described in clauses (a) or (b) of the preceding sentence, in which case the benefits described in paragraphs 3.5(iii) or 3.5(iv), as applicable, shall be paid in full), Executive’s surviving spouse, if Executive is married on the date of Executive’s death, will receive a death benefit payable only as a lump sum payment in an amount that is the actuarial equivalent of a single life annuity consisting of monthly payments for the life of such surviving spouse determined as follows: (a) if Executive dies on or before reaching the Retirement Date, the death benefit such spouse would have received had Executive terminated employment on the earlier of Executive’s actual date of termination of employment or Executive’s date of death, survived until the Retirement Date, been entitled to elect and elected a joint and 50% survivor annuity and begun to receive Executive’s Plan benefit beginning immediately at the Retirement Date, and died on the day after the Retirement Date; or (b) if Executive dies after reaching the Retirement Date, the death benefit such spouse would have received had Executive been entitled to elect and elected a joint and 50% survivor annuity and begun to receive Executive’s Plan benefit beginning on the day prior to Executive’s death. Such benefit shall be paid on or within 10 business days following the first day of the month coincident with or next following the date of Executive’s death; provided, however, that if Executive dies prior to reaching age 60, then the amount of such benefit shall be reduced based on the principles used for the reductions described in the proviso to the first sentence of paragraph 3.5(iv).

(vi) Unfunded Benefit. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation. Further, it is the intention of the Employers that the Plan be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by the Employers to make benefit payments in the future. Plan benefits hereunder provided are to be paid out of the Employers’ general assets, and Executive shall have the status of, and shall have no better status than, a general unsecured creditor of the Employers. Executive understands that he must rely upon the general credit of the Employers for payment of benefits under the Plan. The Employers have not and will not in the future set aside assets for security or enter into any other arrangement which will cause the obligation created to be other than a general corporate obligation of the Employers or will cause Executive to be more than a general creditor of the Employers.

(vii) Actuarial Equivalent. For purposes of the Plan, the terms “actuarial equivalent” or “actuarially equivalent” when used with respect to a specified benefit shall mean the amount of benefit of the referenced different type or payable at the referenced different age that can be provided at the same cost as such specified benefit, as computed by the Actuary and certified to Executive (or, in the case of Executive’s death, to Executive’s spouse) by the Actuary. The actuarial assumptions used under the Plan to determine equivalencies between different forms and times of payment shall be the same as the actuarial assumptions then used in determining lump sum benefits payable under the CARP; provided, however, that with respect to the discount rate used to calculate benefits under the Plan, the discount rate shall be the Aa Corporate Bond Rate. The term “Actuary” shall mean the individual actuary or actuarial firm selected by the Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by the Company and reasonably satisfactory to Executive and/or Executive’s spouse. The term “Aa Corporate Bond Rate” shall mean the average of the Moody’s daily long-term corporate bond yield averages for Aa-rated corporate bonds published by Moody’s Investors Service, for the three-month period ending on the last day of the second month preceding the date Executive (or, in the case of Executive’s death, Executive’s spouse) is to receive the lump sum payment (determined without regard to any delay in such payment that may be required by reason of Section 409A(a)(2)(B)(i) of the Code), as determined by the Actuary (or, if such yield information is no longer so published, then the average of the daily corporate bond yields for a comparable sample of Aa-rated corporate bonds of comparable tenor determined in good faith by the Actuary). Upon request, the Company shall cause the Actuary to compute the Aa Corporate Bond Rate for a specified period and the amount of the applicable lump sum payment for Executive (or, in the case of Executive’s death, Executive’s spouse) and shall deliver such information to Executive or such spouse.

(viii) Medicare Payroll Taxes. The Employers shall indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan. Any payment by the Employers to Executive pursuant to this paragraph 3.5(viii) shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted).

(ix) Section 409A Grandfathered Benefit. For purposes hereof, “Grandfathered Benefit” means the present value of the amount to which Executive would have been entitled under the Plan (based on the terms of the Plan set forth in the Existing Agreement as in effect on October 3, 2004) if Executive had voluntarily terminated employment with Continental without cause on December 31, 2004, and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following such termination of employment; provided, however, that (a) for any taxable year of Executive after 2004, the Grandfathered Benefit shall increase to equal the present value of the benefit Executive actually becomes entitled to, in the form and at the time actually paid, determined under the terms of the Plan set forth in the Existing Agreement as in effect on October 3, 2004, without regard to (1) any services rendered by Executive after December 31, 2004, or (2) any other events affecting the amount of or the entitlement to benefits, and (b) in no event shall the Grandfathered Benefit be greater than the maximum grandfathered benefit permitted with respect to the Plan determined under the provisions of Section 409A of the Code (and the administrative guidance thereunder that is applicable to the determination of amounts deferred under a nonaccount balance plan prior to January 1, 2005, and the earnings thereon, including Treasury regulation Section 1.409A-6(a)(3)(i) and (iv)). For purposes of making any present value calculations required in accordance with this paragraph 3.5(ix) as of December 31, 2004, or any other date the benefit is valued for purposes of determining the Grandfathered Benefit, the actuarial assumptions and methods that were used under the Plan as of December 31, 2004, pursuant to the terms of the Employment Agreement between Executive and Continental dated as of August 12, 2004, shall be used. Specifically, such actuarial assumptions as of December 31, 2004 were the 1994 Group Annuity Mortality Table (as prescribed in Section 417(e) of the Code as of that date) and 5.76% (the average of the Moody’s daily long-term corporate bond yield averages for Aa-rated corporate bonds, published by Moody’s Investors Service, for the three-month period ending on the last day of the second month preceding December 31, 2004).

3.6 Disability Insurance.

If Executive shall begin to receive long-term disability insurance benefits pursuant to a plan maintained by the Company and if such benefits cease prior to Executive’s attainment of age 65 and while Executive remains disabled, then the Employers shall pay Executive on the date Executive attains age 65 a lump sum, cash payment in an amount equal to the Termination Payment (together with interest thereon at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii), but determined as of the last day of the second month preceding the first day of the month coinciding with or next following the cessation of such long-term disability insurance benefits) for the period beginning on the date of the cessation of such long-term disability insurance benefits and ending on the date of the payment of the Termination Payment). If Executive receives payment of a Termination Payment pursuant to the provisions of Article 4, then the provisions of this paragraph 3.6 shall terminate. If Executive shall be disabled at the time his employment with the Employers terminates and if Executive shall not be entitled to the payment of a Termination Payment pursuant to the provisions of Article 4 upon such termination, then Executive’s right to receive the payment upon the occurrence of the circumstances described in this paragraph 3.6 shall be deemed to have accrued as of the date of such termination and shall survive the termination of this Agreement.

3.7 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(i) Automobile - The Employers will provide an automobile, at a cost to the Employers consistent with Continental’s policy in effect immediately prior to the Effective Date (including replacements therefor), of Executive’s choice for Executive’s use on terms at least as favorable to Executive as provided in the applicable policy adopted by the Continental Human Resources Committee that was in effect immediately prior to the Effective Date.

(ii) Business and Entertainment Expenses - Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Employers shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive’s spouse accompanying Executive on business travel to the extent such business specifically includes spouses. The Employers shall also pay on behalf of Executive the expenses of one athletic club selected by Executive.

(iii) Parking - The Employers shall provide at no expense to Executive (1) one reserved parking space convenient to the Company’s corporate offices in Houston, Texas; (2) two reserved, covered parking spaces at each of (a) George Bush Intercontinental Airport in Houston, Texas and (b) O’Hare International Airport in Chicago, Illinois, in a location that is the same as or equivalent to that regularly used by the Company’s (or, prior to the Effective Date, Continental’s) senior executives; (3) one reserved, covered parking space convenient to Willis Tower in Chicago, Illinois; and (4) one reserved, covered parking space convenient to the United Airlines Building located on West Wacker Drive in Chicago, Illinois.

(iv) Tax, Accounting and Legal Services - The Employers shall either provide directly or reimburse Executive for the reasonable costs incurred for tax, accounting and legal assistance in connection with the preparation of Executive’s income tax, gift tax, trust and other federal, state and local tax filings (including, for this purpose, costs incurred for tax assistance in connection with Executive’s relocation to Chicago). In addition, the Employers shall pay or reimburse Executive for all reasonable legal, consulting and other fees and expenses incurred by Executive in connection with the preparation, negotiation and execution of this Agreement.

(v) Other Company Benefits - Executive and, to the extent applicable, Executive’s family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of the Employers. Such benefits, plans and programs may include, without limitation, profit sharing plans, thrift plans, annual physical examinations, health insurance or health care plans, life insurance, disability insurance, pension plans, pass privileges on the Company Airlines, Flight Benefits (as such term is defined in paragraph 4.7) and the like. The Employers shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plans or programs, so long as such changes are similarly applicable to executive employees generally; provided, however, that the Employers shall not change, amend or discontinue Executive’s Flight Benefits or Executive’s current disability insurance coverage without his prior written consent.

3.8 Corporate Amenities. During the period of this Agreement, the Employers shall provide Executive with appropriate office space and an assistant at the Company’s Chicago, Illinois headquarters office and at its offices in Willis Tower in Chicago, Illinois. For so long as reasonably necessary during the period of this Agreement, the Employers shall also provide Executive with appropriate office space and an assistant at the Company’s Houston, Texas corporate office. During the period of this Agreement, the Employers shall take no action that reduces the corporate amenities enjoyed by Executive below the level of corporate amenities enjoyed by any other senior executive of the Company.

3.9 Relocation Benefits. The Employers shall provide Executive with the following relocation benefits in connection with his relocation from Houston, Texas to Chicago, Illinois:

(i) The Employers shall (A) if requested by Executive at any time within 24 months following the Closing, itself or through a relocation assistance company, purchase Executive’s current residence in Houston, Texas (the “Residence”) for a purchase price equal to the value of the Residence as appraised by a reputable appraisal firm acceptable to Executive and the Company, and (B) compensate Executive for any loss incurred upon the sale of the Residence, subject to and in accordance with the terms and conditions of the Company’s relocation policy implemented in connection with the transactions contemplated by the Merger Agreement and applicable to senior executives of the Company and Continental;

(ii) For a period ending on the earliest to occur of (1) the second anniversary of the Effective Date, (2) the relocation of Executive’s family to Chicago, Illinois, and (3) the date of Executive’s purchase of a permanent residence in Chicago, an aggregate housing allowance of up to $15,000 per month shall be provided to Executive for the purpose of securing (A) housing in Houston, Texas following the sale of the Residence and/or (B) temporary housing in Chicago, Illinois; and

(iii) The Employers shall pay or reimburse Executive for all reasonable moving and related expenses incurred in connection with his relocation from Houston, Texas to Chicago, Illinois.

3.10 Indemnification. Executive shall be indemnified by the Employers as provided in Company’s by-laws and Certificate of Incorporation, the Merger Agreement and pursuant to applicable law. The obligations under this paragraph shall survive termination of the Initial Term and Extended Term, as applicable.

3.11 Confidentiality and Non-Competition Agreement. The parties agree that the Confidentiality and Non-Competition Agreement shall remain in effect in accordance with its terms, except that references therein to the “Company” shall hereafter refer to the Company (as defined herein) and references to the employment agreement between Executive and the Company shall hereafter refer to this Agreement, as amended from time to time.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION

4.1 Termination for Any Reason during or following Initial or Extended Term. If Executive’s employment hereunder shall terminate for any reason during or following the Initial or Extended Term, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that:

(A) the benefits described in paragraph 3.5 shall continue to be payable,

(B) unless Executive’s employment is terminated for Cause, Executive shall be provided Flight Benefits for the remainder of Executive’s lifetime, and the death benefit rights shall be provided as described in paragraphs 4.6 and 4.7,

(C) unless Executive’s employment is terminated for Cause, Executive and his eligible dependents shall be provided Continuation Coverage (as such term is defined in paragraph 4.7) until Executive becomes eligible for Medicare coverage under applicable law (but in no event beyond age 65),

(D) Executive shall be paid on the effective date of such termination for his accrued and unused vacation benefits up to a maximum of four weeks,

(E) any amounts reimbursable but unpaid to Executive at the date of such termination shall be reimbursed to Executive pursuant to the provisions of paragraph 3.7 and any amounts owed but unpaid to or in respect of Executive under any plan, policy or program of the Company (other than the Company’s vacation policy, which is addressed in clause (D) above, but including, without limitation, payment of life insurance benefits in the event of Executive’s death, payment of disability benefits (including the continuation of any disability policy and payment of premiums) in the event of Executive’s termination pursuant to paragraph 2.2(ii), and payment of accrued salary) as of the date of termination shall be paid to Executive at the time and to the extent provided by, and in accordance with the terms of, such plan, policy or program and this Agreement, and

(F) unless Executive’s employment is terminated for Cause, Executive shall continue to be provided, at no expense to Executive, for the remainder of Executive’s lifetime, the parking spaces referred to in paragraph 3.7(iii)(2).

4.2 Termination without Cause or for Good Reason. If Executive’s employment hereunder shall be terminated by the Company without Cause, or by Executive for Good Reason (and, with respect to the awards referred to in subparagraphs (A), (D), (E) and (F) below, in the case of a termination of Executive’s employment pursuant to paragraph 2.2(i) or 2.2(ii) of this Agreement), then in addition to the payments and benefits described in paragraph 4.1, the Employers shall provide Executive with the following:

The Employers shall:

(A) cause all Pre-Merger Awards then outstanding to become fully vested and payable upon such termination in accordance with the terms of such awards (taking into account the provisions of paragraph 3.2(c)(ii) hereof);

(B) pay Executive on the effective date of such termination a lump sum, cash payment in an amount equal to the Termination Payment (provided, however, that if the payment of the Termination Payment would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then such amount shall be paid within five business days after the Section 409A Payment Date);

(C) provide Executive with Outplacement and Related Services (as such term is defined in paragraph 4.7 and for the time periods described therein; provided, however, that to the extent the benefits provided to Executive under clauses (2) and (3) of the definition of Outplacement and Related Services and any other miscellaneous separation pay benefits subject to Section 409A of the Code that are provided to Executive during the first six-months following Executive’s termination of employment have an aggregate value in excess of the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which such termination occurs, Executive shall pay to the Employers, at the time such benefits are provided, the fair market value of such benefits, and the Employers shall reimburse Executive (with interest thereon at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii), but determined as of the last day of the second month preceding the first day of the month coinciding with or next following the date of Executive’s termination of employment)) for any such payment not later than the fifth day following the expiration of such six-month period);

If the payment of the Termination Payment is delayed as provided in paragraph 4.2(B), then interest on such delayed payment for the period beginning on the date of Executive’s termination of employment and ending on the date of the payment of the Termination Payment at the Aa Corporate Bond Rate (as determined as provided in paragraph 4.2(C)) shall also be paid by the Employers to Executive at the time of the payment of the Termination Payment.

(D) (i) With respect to the Annual Grant described in the first sentence of Section 3.2(c)(i), if such Annual Grant is outstanding immediately prior to the date of termination: (x) the portion of such Annual Grant which is not then vested and which is subject only to time-based vesting shall immediately vest and become immediately payable in full, and (y) the portion of such Annual Grant which is not then vested and which is subject to performance-based vesting shall vest and become payable (without proration) at the same time as payments are made to other participants under the applicable programs, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period);

(ii) With respect to all other Annual Grants made outstanding immediately prior to the date of termination: (x) the portion of each such Annual Grant which is not then vested and which is subject only to time-based vesting shall vest and become immediately payable on a pro rata basis, based on the number of full months in the vesting period that had elapsed immediately prior to the date of such termination, and (y) the portion of each such Annual Grant which is not then vested and which is subject to performance-based vesting shall vest and become payable at the same time as payments are made to other participants under the applicable programs, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject, however, to pro ration based on the number of full months in the applicable performance period that had elapsed immediately prior to the date of such termination;

(E) The Integration Award, if outstanding at the date of such termination, shall vest and become payable (without proration) at the same time as payments are made to other participants under the applicable program, based on actual achievement of integration goals (as if Executive had remained employed through the end of the applicable performance period); and

(F) Executive shall be entitled to receive an annual cash bonus for the year of termination, payable at the same time as annual cash bonuses are paid to senior management, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject, however, to pro ration based on the number of days in the applicable performance period that had elapsed prior to the date of termination.

4.3 Section 409A Compliance; Certain Additional Payments by the Employers.

(a) The Employers acknowledge that they (and, prior to the Effective Date, Continental) have controlled the documentation of compensation arrangements for Executive subject to Section 409A of the Code and have been and shall be in control of the administration of each such arrangement, and the Employers hereby represent and warrant that each payment, distribution or provision of a benefit by the Company, United or Continental to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise, is in documentary and operational compliance with Section 409A of the Code, and the Employers covenant that all such payments, distributions and provisions of benefits will continue to be in documentary and operational compliance with Section 409A of the Code, in each case except where any noncompliance would not result in any liability to Executive.

(b) Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by the Employers to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Employers shall pay to Executive on or as soon as practicable following the day on which the Excise Tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which the Excise Tax is remitted) an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest of penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of the Company) equal to the Excise Tax imposed upon the Payments; provided, however that the Employers’ obligation to pay Executive a Gross-up Payment with respect to the Excise Tax shall apply only to Payments in connection the transactions contemplated by the Merger Agreement and shall not apply to Payments in connection with any other transaction described in Section 280G(b)(2)(A)(i) of the Code (any such other transaction, an “Excluded Transaction”).

(c) In the case of Payments made to Executive in connection with an Excluded Transaction (all such Payments, the “Total Payments”), the cash payments payable pursuant to paragraph 4.1 or 4.2 that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced, all other payments payable pursuant to paragraph 4.1 or 4.2 that do not constitute deferred compensation within the meaning of Section 409A shall be next reduced, and all other payments payable pursuant to paragraph 4.1 or 4.2 that do constitute deferred compensation within the meaning of Section 409A shall thereafter be reduced (beginning with those payments last to be paid), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax imposed by Section 4999 of the Code but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(d) The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required under subparagraph (b) above and the amount of any such Gross-up Payment, and whether a reduction is required under subparagraph (c) above. Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Employers to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten business days after the receipt of such claim. The Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Employers shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Employers with respect to such claim, Executive shall promptly pay such refund to the Employers. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Employers shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

4.4 Payment Obligations Absolute. The Employers’ obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Employers (including their subsidiaries and affiliates) may have against him or anyone else; provided that all payments and other obligations of the Employers under paragraphs 4.1(B), 4.1(C), 4.1(F) and 4.2 shall be subject to Executive’s execution, within 52 days after the date of Executive’s termination of employment, of a general release and waiver substantially in the form attached as Exhibit A to this Agreement, which has become irrevocable. The Company agrees to execute such form of release and waiver concurrently with the execution thereof by Executive. All amounts payable by the Employers shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and, except as provided in paragraph 4.7 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of the Employers’ obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

4.5 Liquidated Damages. In light of the difficulties in estimating the damages upon termination of this Agreement, the Employers and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to paragraph 4.2 shall be received by Executive as liquidated damages. Payment of the Termination Payment pursuant to paragraph 4.2 shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by the Employers.

4.6 Flight Benefits.

(i) Scope; Effectiveness. Paragraphs 4.6 and 4.7 set forth the terms and conditions of Flight Benefits provided to Executive. Executive’s Flight Benefits include Grandfathered Flight Benefits (as such term is defined in paragraph 4.7), which Executive shall retain in accordance with the terms and conditions of this paragraph 4.6 and the other terms of this Agreement. The Grandfathered Flight Benefits shall be used in a calendar year only after Executive has used the annual Flight Benefits allotted to Executive for such year and then shall be used in accordance with the terms and conditions of this paragraph 4.6; provided, however, that if Executive would be subject to additional taxes and interest under Section 409A of the Code if Executive’s right to use Executive’s annual allotment of Flight Benefits is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then, during the six-month period following Executive’s termination of employment, Executive shall be able to use (a) first, Executive’s Annual Travel Limit and Annual Gross Up Limit (as such terms are defined in paragraph 4.7) that are not part of Executive’s Grandfathered Flight Benefits until the time that such benefits used (together with any other miscellaneous separation pay benefits subject to Section 409A of the Code that are provided to Executive during such period) have an aggregate value equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which such termination of employment occurs, and (b) then, Executive’s Grandfathered Flight Benefits.

(ii) Restrictions on Use; Consequences of Misuse.

(a) Personal Use Restriction. Executive agrees that the Flight Benefits are to be used principally for personal reasons and may not be used for business purposes (other than business purposes on behalf of the Company, and other than business usage that is incidental or de minimis, defined as amounting to less than 10% of the total value (valued as the usage of the Annual Travel Limit is calculated) of flights on the UA System charged to Executive’s UATP card (as such terms are defined in paragraph 4.7) during any calendar year), and that credit availability on Executive’s UATP card may be suspended if (A) such UATP card is used for business purposes other than as described above and (B) after receiving written notice from the Company to cease such usage, Executive continues to use Executive’s UATP card for such business purposes.

(b) Booking and Ticketing; Accounting; Reimbursement.

(1) No tickets issued on the UA System in connection with the Flight Benefits may be purchased other than directly from the Employers or their successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued.

(2) Executive shall be responsible for all charges on Executive’s UATP card in excess of the Annual Travel Limit (and, if available, the Grandfathered Flight Benefits) or that are not for flights on the UA System. Executive agrees to reimburse the Employers, after receipt of an invoice or other accounting statement, for all charges on Executive’s UATP card that are not for flights on the UA System and that are not otherwise reimbursable to Executive under the applicable policies of the Company for reimbursement of business expenses of officers of the Company, or that are for tickets in excess of the Annual Travel Limit (and, if available, the Grandfathered Flight Benefits) or that violate the restrictions set forth in this paragraph 4.6, which reimbursement shall be made promptly (and in any event within 45 days after receipt of such invoice or other accounting statement). Executive agrees that the credit availability under Executive’s UATP card may be suspended if Executive does not timely reimburse the Employers as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit (and, if available, the Grandfathered Flight Benefits); provided, that, immediately upon the Employers’ receipt of Executive’s reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit (and, if available, the Grandfathered Flight Benefits), beginning the next following year and after such reimbursement), the credit availability under Executive’s UATP card will be restored.

(iii) Imputed Income. The sole cost to Executive of flights on the UA System pursuant to use of Executive’s Flight Benefits will be the imputed income with respect to flights on the UA System charged on Executive’s UATP card, or as otherwise required by law, and reported to Executive as required by applicable law. For purposes of tax reporting of Flight Benefits, it is the practice of the Employers to calculate taxable amounts based on the fiscal period commencing November 1 and ending on the following October 31 (for example, Flight

Benefits utilized (i.e. “flown”) during the twelve-month period from November 1, 2010 to October 31, 2011 are reported as a taxable benefit for year 2011). The Employers shall have sole discretion to change this practice, including if additional reporting tools become available to process Flight Benefits data or as required by law. With respect to any period for which the Employers are obligated to provide the Annual Gross Up Limit, Executive will provide to the Employers, upon request, a calculation or other evidence of Executive’s marginal tax rate sufficient to permit the Employers to calculate accurately the amount to be paid to Executive.

(iv) Section 409A Matters. It is intended that the Flight Benefits program described in this Agreement comply with the limitations and requirements of Section 409A of the Code to the extent applicable, and all provisions herein shall be construed and interpreted in accordance with such intent. If the Company reasonably determines in good faith that any provision of such program, when considered individually or in connection with the terms of any other nonqualified deferred compensation plan maintained by the Company or any affiliate of the Company, violates Section 409A of the Code, such provision will not be effected but will instead be interpreted and amended to comply with Section 409A of the Code, and any corrections of operation or administration necessary to comply with Section 409A of the Code shall be implemented; provided, however, that (a) no such interpretation, amendment or correction shall result in Executive being treated worse than other Company senior executives and (b) the Employers may not modify or amend the Grandfathered Flight Benefits without Executive’s prior written consent.

(v) Additional Survivor Benefits. Upon Executive’s death, in addition to the lifetime benefits provided pursuant to paragraphs 4.7(vii)(c) and (d), Executive’s surviving spouse and children will be permitted to continue to use (in the proportions specified in Executive’s last will and testament or, if not so specified or if Executive dies intestate, in equal proportions) Executive’s Grandfathered Flight Benefits (but only in such amounts as were unused by Executive at the date of Executive’s death), which amounts shall be adjusted upon any change in the valuation methodology used by the Employers for imputed income for U.S. federal income tax purposes from flights so as to preserve (a) a benefit level for purchase of tickets on the UA System at least as favorable as the amount available at the date of Executive’s death and (b) a benefit level of tax gross up at least as favorable as the tax gross up benefit level available at the date of Executive’s death. Upon Executive’s death, the Employers shall issue UATP cards in the names of Executive’s surviving spouse and children, as applicable. In determining any adjustment pursuant to the first sentence of this paragraph 4.6(v), the Employers shall be entitled to rely on their good faith calculation as verified by their internal audit department or independent auditors, which calculation will be provided to the Executive’s surviving spouse and children upon request. The Employers will provide Executive’s surviving spouse and children with an annual statement specifying the survivor benefit and any adjustments described in this subparagraph. Executive’s spouse and children will provide, upon request, a calculation or other evidence of their respective marginal tax rates sufficient to permit the Employers to calculate accurately the amount of any Annual Gross Up Limit that is part of the Grandfathered Flight Benefits and which is to be paid to such individual. All rights, duties and obligations of Executive, and all rights, duties and obligations of the Employers, relating to Executive’s usage of Flight Benefits contained in this Agreement shall be applicable to usage of Executive’s Flight Benefits by Executive’s surviving spouse and children, and the provision of such Flight Benefits to Executive’s surviving spouse and children shall be conditioned upon written acknowledgement of and agreement thereto by Executive’s surviving spouse and children who may use such Flight Benefits.

4.7 Certain Definitions and Additional Terms. As used herein, the following capitalized terms shall have the meanings assigned below:

(i) “affiliates” means any entity controlled by, controlling, or under common control with the Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity;

(ii) “Annual Travel Limit” means an amount, not less than $40,000, granted annually (on a calendar-year basis and effective January 1 of each year) by the Employers to Executive (provided that, if Flight Benefits are provided to Executive after Executive’s termination of employment pursuant to this Agreement, then each annual grant for a calendar year beginning after such termination of employment shall, subject to the remaining provisions of this subparagraph 4.7(ii), be in an amount equal to the amount of the annual grant Executive received for the year in which such termination of employment occurred), which annual amount shall be adjusted upon any change in the valuation methodology used by the Employers to calculate imputed income from flights for U.S. federal income tax purposes so as to preserve such annual benefit level for purchases of tickets on the UA System (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the prior valuation methodology, then the Annual Travel Limit would be increased by 15%). In determining any adjustment, the Employers shall be entitled to rely on their good faith calculation, as verified by their internal audit department or independent auditors, which calculation will be provided to Executive upon request. The Employers will provide Executive with an annual statement specifying the Annual Travel Limit and will notify Executive promptly of any adjustments to the Annual Travel Limit described in this subparagraph 4.7(ii). Any portion of the Annual Travel Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value;

(iii) “Annual Gross Up Limit” means an amount, not less than $27,500, granted annually (on a calendar-year basis and effective January 1 of each year) by the Employers to Executive (provided that, if Flight Benefits are provided to Executive after Executive’s termination of employment pursuant to this Agreement, then each annual grant for a calendar year beginning after such termination of employment shall, subject to the remaining provisions of this subparagraph 4.7(iii), be in an amount equal to the amount of the annual grant Executive received for the year in which such termination of employment occurred), which amount shall be adjusted upon any change in the valuation methodology used by the Employers to calculate imputed income from flights for U.S. federal income tax purposes so as to preserve such annual benefit level of tax gross up (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the prior valuation methodology, then the Annual Gross Up Limit would be increased by 15%). In determining any adjustment, the Employers shall be entitled to rely on their good faith calculation, as verified by their internal audit department or independent auditors, which calculation will be provided to Executive upon request. The Employers will provide Executive with an annual statement specifying the Annual Gross Up Limit and will notify Executive promptly of any adjustments to the Annual Gross Up Limit described in this subparagraph 4.7(iii). Any portion of the Annual Gross Up Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value;

(iv) [Intentionally Omitted].

(v) “Continuation Coverage” shall mean, subject to the limitations described in this paragraph 4.7(v), the continued coverage of Executive and his eligible dependents under the welfare benefit plans of the Employers available to executives of the Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, vision care, accidental death and dismemberment, and prescription drug (but excluding disability). Such coverage shall be offered solely as an alternative to any COBRA continuation coverage applicable to any group health plan otherwise available to Executive (and each of Executive’s dependents, if any) within the meaning of ERISA sections 601 through 608. Further, any such coverage shall be subject to the application of any Medicare or other coordination of benefits provisions under a particular welfare benefit plan. Such coverage shall be provided by the Employers at no greater contribution, deductible or co-pay cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment. The coverage described in this subparagraph 4.7(v) (or the receipt of equivalent benefits) shall be provided to Executive on a self-insured basis. To the extent such coverage results in taxable income to Executive, then the Employers shall pay to Executive an amount as shall be required to hold Executive harmless from any tax liability resulting from such coverage, and any such payment by the Employers to Executive shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted). The coverage to Executive under a particular welfare benefit plan (or the receipt of equivalent benefits) shall be suspended during any period that Executive receives comparable benefits from a subsequent employer, and shall be reinstated upon Executive ceasing to so receive comparable benefits and notifying the Company thereof;

(vi) “Eligible Family Members” means, with respect to each annual benefit year, Executive’s spouse or travel companion, dependent unmarried children through age 20 and through age 25 if full-time students, and a maximum of two parents (which may be biological or step-parents); provided that, if Flight Benefits are provided to Executive after Executive’s termination of employment pursuant to this Agreement, then, following such termination of employment, an Eligible Family Member shall not include any individual with respect to whom a benefit described in paragraph 4.7(vii)(a) is taxable;

(vii) “Flight Benefits” shall, to the extent Executive is entitled to such benefits under the terms of this Agreement, mean flight benefits on each airline in the UA System consisting of the following (and such flight benefits shall be provided and construed in accordance with the terms and conditions set forth in paragraphs 4.6 and 4.7):

(a) highest priority space available flight passes, including appropriate flight pass identification cards, for Executive and Executive’s Eligible Family Members;

(b) a Universal Air Travel Plan (UATP) card or, in the event of discontinuance of the UATP program, a similar charge card or other authorization mechanism permitting the purchase of air travel through direct billing to the Employers or any successor or successors thereto (which successor card or mechanism shall be deemed included as appropriate in all references herein to “UATP card”) in Executive’s name for charging (subject to the restrictions set forth in paragraph 4.6(ii)) the purchase of tickets on the UA System (in any fare class) for travel by Executive, Executive’s spouse, Executive’s family and significant others as determined by Executive. The UATP card may be used up to the amount of any Grandfathered Flight Benefits and, on an annual, calendar-year basis, up to the Annual Travel Limit;

(c) Global Services Cards (or similar highest category successor frequent flyer cards) in Executive’s and Executive’s spouse’s and children’s names, such cards to be lifetime membership cards;

(d) a membership for Executive and Executive’s spouse and children in the Employers’ Red Carpet Club (or any successor program), such memberships to be lifetime memberships (subject to the terms and conditions of membership, including minimum age requirements);

(e) payment by the Employers to Executive of an annual (calendar year) amount up to the Annual Gross Up Limit sufficient to pay, on an after tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from flights purchased with the UATP card or resulting from any other flight benefits extended to Executive as a result of Executive’s service as an employee of the Employers, and any payment by the Employers to Executive pursuant to this subparagraph 4.7(vii)(e) shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted); and

(f) the Grandfathered Flight Benefits (including the use of the UATP card with respect thereto);

(viii) “Grandfathered Flight Benefits” shall mean Executive’s (1) accrued but unused “Annual Travel Limit” and “Annual Gross Up Limit” as determined pursuant to the terms of the Existing Agreement and as reflected on the records of Continental as of the date immediately preceding the Effective Date (which amounts represent (a) Executive’s balances as of December 31, 2004 that were earned and vested as of such date, plus (b) additions to such balances for the period from January 1, 2005 through December 31, 2007 (the right to which were earned and vested as of December 31, 2004), reduced by (c) the portion of such balances used by Executive on or before December 31, 2007), and (2) upon the death of Executive, the death benefit rights provided to Executive’s surviving spouse and children with respect to the Grandfathered Flight Benefits as set forth in paragraph 4.6, each of which the Employers and Executive believe are “grandfathered” under Section 409A of the Code. Grandfathered Flight Benefits shall not include any portion of the annual Flight Benefits provided to Executive by Continental for a calendar year beginning after December 31, 2007, and shall be reduced when and to the extent used by Executive (and after Executive’s death, by his surviving spouse and children) pursuant to the terms of paragraph 4.6;

(ix) “Outplacement and Related Services” shall mean (1) outplacement services, at the Employers’ cost and for a period of twelve months beginning on the date of Executive’s termination of employment, to be rendered by an agency selected by Executive and approved by the Board (with such approval not to be unreasonably withheld), and (2) other incidental perquisites (such as free or discount air travel, car rental, phone or similar service cards) enjoyed by Executive immediately prior to the Effective Date as a result of his position, to the extent then available for use by Executive, for Executive’s lifetime or a shorter period if such perquisites become unavailable to the Employers for use by Executive;

(x) “Termination Payment” shall mean an amount equal to the product of (I) if the date of Executive’s termination of employment is on or prior to the second anniversary of the Effective Date, two and three-fourths (2.75), and if the date of Executive’s termination of employment is subsequent to such anniversary, two (2), and (II) the sum of (A) Executive’s annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive’s termination of employment hereunder and (B) an amount equal to 150% of the amount described in the foregoing clause (A).

(xi) “UA System” shall mean (1) flights operated by the Company or any of its affiliates (including United and Continental) or any successor or successors thereto, and (2) flights operated on behalf of the Company or any of its affiliates (including United and Continental) or any successor or successors thereto by any third party under capacity purchase agreements with the Company or any of its affiliates (including United and Continental); provided that, unless otherwise communicated to Executive and subject to clause (2), UA System shall not include flights on any other carriers, including alliance/codeshare carriers.

ARTICLE 5: MISCELLANEOUS

5.1 Interest and Indemnification. If any payment to Executive provided for in this Agreement is not made by the Employers when due, the Employers shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, New York (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Employers to enforce or interpret any provision contained herein, the Employers, to the fullest extent permitted by applicable law, hereby indemnify Executive for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agree (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence. Any reimbursement of attorneys’ fees and disbursements required under this paragraph 5.1 and any reimbursement of costs and expenses required under paragraph 3.7(ii) shall be made by the Employers upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the fee, disbursement, cost or expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Employers, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code; provided that interest at the rate specified above in this paragraph 5.1 shall be paid to Executive with respect to any time period that reimbursement is so delayed and such interest shall be paid at the same time as the reimbursement. In no event shall any reimbursement be made to Executive for such fees, disbursements, costs and expenses incurred after the later of (1) the tenth anniversary of the date of Executive’s death or (2) the date that is ten years after the date of Executive’s termination of employment with the Employers. The rights to indemnification provided herein shall not be construed to limit any rights to indemnification Executive is entitled to pursuant to the Company’s certificate of incorporation and bylaws and the terms of the Merger Agreement, to the maximum extent permitted by applicable law.

5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by the United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employers to:	United Continental Holdings, Inc.
77 W. Wacker Dr.
Chicago, IL 60601
Attention: General Counsel

If to Executive to:	Mr. Jeffery A. Smisek
At his address on the books of the Company

or to such other address as the Employers or the Executive, as applicable, may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Illinois.

5.4 No Waiver. No failure by any party hereto at any time to give notice of any breach by any other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

5.7 Withholding of Taxes and Other Employee Deductions. The Employers may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Employers’ employees generally.

5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.10 Successors. This Agreement shall be binding upon and inure to the benefit of the Employers and any successor or successors of any of the Employers, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of any of the Employers by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence or in paragraph 3.3 (regarding assignment of life insurance benefits), this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of any party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the applicable other party. The parties intend that the provisions of this Agreement benefiting Executive’s estate or his surviving spouse and children shall be enforceable by them.

5.11 Term. This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

5.12 Entire Agreement. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.7(iv) and any awards outstanding immediately prior to the Effective Date under Continental’s Incentive Plan 2000 and any plans or programs established thereunder, Continental’s Incentive Plan 2010 and any plans or programs established thereunder, or under any equity, incentive or cash bonus plans or programs of the Company or similar plans or programs, (ii) separate agreements governing Executive’s flight benefits relating to other airlines, and (iii) the Confidentiality and Non-Competition Agreement, as amended hereby, this

Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Effective as of the Effective Date, the Existing Agreement (including the Existing Compensation Reduction Agreements, except as contemplated hereby) shall automatically terminate and no longer be of any force or effect, and no party shall have any rights or obligations thereunder. Any modification of this Agreement shall be effective only if it is in writing and signed by the applicable party to be charged.

5.13 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Employers and each affiliate of the Employers, and an automatic resignation of Executive from the Board and from the board of directors of the Employers and any affiliate of the Employers, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Employers or any affiliates hold an equity interest and with respect to which board or similar governing body Executive serves as the designee or other representative of one or more of the Employers or any affiliates.

5.14 No Solicitation. During Executive’s employment hereunder and for a period of two years following the date of Executive’s termination of employment, Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Employers or any of their subsidiaries to perform services for any entity (other than the Employers or their subsidiaries), or attempt to induce any such employee to leave the employ of the Employers or their subsidiaries.

5.15 Confidentiality. During Executive’s employment hereunder and thereafter, Executive shall hold in strict confidence any Proprietary or Confidential Information related to the Employers or their subsidiaries, except that Executive may disclose such information as required by law, court order, regulation or similar order. For purposes of this Agreement, the term “Proprietary or Confidential Information” shall mean all information relating to the Employers, their subsidiaries or affiliates (such as business plans, trade secrets, or financial information of strategic importance to the Employers or their subsidiaries or affiliates) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated or prepared during Executive’s employment with the Employers and the disclosure of which would be harmful to the business prospects, financial status or reputation of the Employers or their subsidiaries or affiliates at the time of any disclosure by Executive.

5.16 Injunctive Relief. Executive hereby agrees that it is impossible to measure in money the damages which will accrue to the Employers by reason of a failure by Executive to perform any of Executive’s obligations under paragraphs 5.14 and 5.15. Accordingly, if the Employers or any of their affiliates institute any action or proceeding to enforce paragraphs 5.14 or 5.15, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Employers or their affiliates have an adequate remedy at law, and Executive shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

5.17 Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A of the Code if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date (and, at that time, Executive shall also receive interest thereon from the date such payment or benefit would have been provided in the absence of this paragraph until the date of receipt of such payment or benefit at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii), but determined as of the last day of the second month preceding the first day of the month coinciding with or next following the date of Executive’s termination of employment)). This paragraph shall not apply to any payment or benefit otherwise described in the first sentence of this paragraph if another provision of this Agreement is intended to cause Executive’s receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code.

5.18 Joint and Several Liability of Employers. Each of the Employers agrees to perform the obligations to Executive set forth herein and shall bear joint and several liability with respect to such obligations.

5.19 Survival of Obligations. Except as otherwise provided in this Agreement or in the applicable plan, program, policy or agreement, all covenants, agreements, representations and warranties made in this Agreement by any party shall survive the termination of the Initial Term and Extended Term, as applicable.

[Signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and to be effective as of the Effective Date.

“UAL CORPORATION”

By:	/s/ Michael P. Bonds
	Name:	Michael P. Bonds
	Title:	Executive Vice President Human
Resources and Labor Relations

“CONTINENTAL AIRLINES, INC.”

By:	/s/ Michael P. Bonds
	Name:	Michael P. Bonds
	Title:	Executive Vice President Human
Resources and Labor Relations

“UNITED AIR LINES, INC.”

By:	/s/ Michael P. Bonds
	Name:	Michael P. Bonds
	Title:	Executive Vice President Human
Resources and Labor Relations

“EXECUTIVE”

/s/ Jeffery A. Smisek
JEFFERY A. SMISEK

EXHIBIT A

TO

EMPLOYMENT AGREEMENT

Form of Release Agreement

(to be executed by the Company and Executive)

In consideration of the benefits provided by the Employers to Executive, pursuant to paragraphs 4.1(B), 4.1(C), 4.1(F) and 4.2 of the Employment Agreement among Jeffery A. Smisek (“Executive”), UAL Corporation (to be re-named United Continental Holdings, Inc.) (the “Company”), Continental Airlines, Inc (“Continental”), and United Air Lines Inc. (“United”) (the Company, Continental and United are hereinafter collectively referred to as the “Employers”), dated [DATE] (the “Employment Agreement”), Executive hereby releases the Employers and each of their subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys from any and all claims or liabilities, known or unknown, of any kind, in any way relating to Executive’s employment by, or services rendered to or for, the Employers or any of their subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Illinois Human Rights Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by the Employers or any of their subsidiaries or affiliates of (i) their post-employment obligations under the Employment Agreement, (ii) their obligations under any compensation or benefit plan, policy or program of the Company or its affiliates in which Executive participates, (iii) their obligations under existing agreements governing Executive’s flight benefits relating to other airlines, and (iv) any of Executive’s rights to be indemnified and/or advanced expenses under the Employment Agreement, any corporate document of the Employers, any other written agreement (including the Merger Agreement (as defined in the Employment Agreement)), or pursuant to applicable law or any rights to be covered under any applicable directors’ and officers’ liability insurance policies. The Company, on behalf of itself and its subsidiaries and affiliates, hereby releases Executive from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Executive’s employment by, or services rendered to or for, the Employers or any of their subsidiaries or affiliates, other than (A) fraud, (B) intentional malfeasance (C) claims arising from a breach by Executive of (i) the Employment Agreement, (ii) any compensation or benefit plan, policy or program of the Company or its affiliates in which Executive participates, or (iii) existing agreements governing Executive’s flight benefits relating to other airlines, or (D) the Employers’ right to recoupment of compensation paid to Executive, in accordance with and only to the extent required by the rules of the exchange(s) on which the Company’s stock is then listed, or by other applicable law. These releases are to be broadly construed in favor of the released persons. These releases do not apply to any rights or claims that may arise after the date of execution of this Release Agreement by Executive and the Company. Both parties agree that this Release Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of any party. Notwithstanding the foregoing, the post-employment obligations created by the

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Employment Agreement, any compensation plan or program of Company or its affiliates, or under existing agreements governing Executive’s flight benefits relating to other airlines, are not released.

Executive acknowledges that, by Executive’s free and voluntary act of signing below, Executive agrees to all of the terms of this Release Agreement and intends to be legally bound thereby.

Executive acknowledges that Executive has received a copy of this Release Agreement on [date that Executive receives Release Agreement]. Executive understands that Executive may consider whether to agree to the terms contained herein for a period of [twenty-one] [forty-five] days after the date Executive has received this Release Agreement. Accordingly, Executive may execute this Release Agreement by [date [21] [45] days after Release Agreement is given to Executive], to acknowledge Executive’s understanding of and agreement with the foregoing. [Add if 45 days applies: Executive acknowledges that attached to this Release Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program) and (ii) a list of the ages of those employees not selected for termination (or participation in such program).] Executive acknowledges that Executive has been and is hereby advised to consult with an attorney prior to executing this Release Agreement.

This Release Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, Executive may revoke Executive’s agreement to accept the terms hereof by serving written notice in accordance with paragraph 5.2 of the Employment Agreement to the Company of Executive’s intention to revoke. However, the Termination Payment provided for in the Employment Agreement will be delayed until the Effective Date.

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